CERTIFICATE OF DESIGNATIONS

OF

8.0% NON-CUMULATIVE MANDATORILY CONVERTIBLE PERPETUAL
SERIES A PREFERRED STOCK

OF

BERKSHIRE BANCORP INC.

Pursuant to Section 151 of the General Corporation Law
of the State of Delaware

Berkshire Bancorp Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 103 thereof, does hereby certify that:

Pursuant to authority conferred upon the Board of Directors by provisions of the Certificate of Incorporation of the Corporation, which authorize the issuance of up to Two Million (2,000,000) shares of preferred stock, par value $.01 per share, the following resolution was duly adopted by the Board of Directors on October 16, 2008:

“RESOLVED, that the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the 8.0% Non-Cumulative Mandatorily Convertible Perpetual Series A Preferred Stock, in addition to those set forth in the Certificate of Incorporation of the Corporation, are as set forth in Exhibit A hereto, which is incorporated herein by reference.”

EXHIBIT A

TO

CERTIFICATE OF DESIGNATIONS

OF

8.0% NON-CUMULATIVE MANDITORILY CONVERTIBLE
PERPETUAL SERIES A PREFERRED STOCK

OF

BERKSHIRE BANCORP INC.

Section 1. Designation. The shares of such series shall be designated as “8.0% Non-Cumulative Mandatorily Convertible Perpetual Series A Preferred Stock” (the “Series A Preferred Stock”).

Section 2. Number of Shares. The authorized number of shares of Series A Preferred Stock shall be 60,000 shares. Shares of Series A Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation, or converted into Common Stock, shall be cancelled and shall revert to authorized but unissued shares of Series A Preferred Stock.

Section 3. Definitions. As used herein with respect to Series A Preferred Stock:

“Applicable Conversion Price” at any given time means, for each share of Series A Preferred Stock, the price equal to $1,000 divided by the Applicable Conversion Rate in effect at such time.

“Applicable Conversion Rate” means the Conversion Rate in effect at any given time.

“Business Day” means a day other than (1) a Saturday or Sunday, (2) a day on which banks in New York, New York are authorized or obligated by law or executive order to remain closed, or (iii) a day on which the Corporation’s principal executive office is closed for business.

“Bylaws” means the bylaws of the Corporation, as they may be amended from time to time.

“Certificate of Designations” means this Certificate of Designations relating to the Series A Preferred Stock, as amended from time to time.

“Certification of Incorporation” shall mean the certificate of incorporation of the Corporation, as amended from time to time, and shall include this Certificate of Designations.

“Closing Price” of the Common Stock on any determination means the closing sale price or, if no closing sale price is reported, the last reported sale price of the shares of the Common Stock on the NASDAQ Stock Market on such date. If the Common Stock is not traded on the NASDAQ Stock Market on any determination date, the Closing Price of the Common Stock on such determination date means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or if the Common Stock is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock in the over-the-counter market as reported by Pink Sheets LLC or a similar organization, or, if that bid price is not available, the market price of the Common Stock on that date as determined by a nationally recognized independent investment banking firm retained by the Corporation for this purpose.

For purposes of this Certificate of Designations, all references herein to the “Closing Price” and “last reported sale price” of the Common Stock on the NASDAQ Stock Market shall be such closing sale price and last reported sale price as reflected on the website of the NASDAQ Stock Market (http://www.nasdaq.com) and as reported by Bloomberg Professional Service; provided that in the event that there is a discrepancy between the closing sale price or last reported sale price as reflected on the website of the NASDAQ Stock Market and as reported by Bloomberg Professional Service, the closing sale price and last reported sale price on the web site of the NASDAQ Stock Market will govern.

“Common Stock” means the common stock, $0.10 par value, of the Corporation.

“Conversion Agent” shall mean American Stock Transfer & Trust Company or such other or successor conversion agent appointed by the Corporation.

“Conversion Date” has the meaning set forth in Section 5 hereof.

“Conversion Price” means $8.12.

“Conversion Rate” means for each share of Series A Preferred Stock, 123.15 shares of Common Stock, ($1,000 divided by the Conversion Price), subject to anti-dilution adjustments as set forth herein.

“Current Market Price” of the Common Stock on any day, means the average of the VWAP of the Common Stock over each of the ten (10) consecutive Trading Days ending on the earlier of the day in question and the day before the Ex-Date or other specified date with respect to the issuance or distribution requiring such computation, appropriately adjusted to take into account the occurrence during such period of any event described in Section 7(a)(i) through (vi) hereof.

“Delisting” means that the Common Stock (or other common stock into which the Series A Preferred Stock is then convertible) ceases to be listed or quoted on a national securities exchange in the United States, except as a result of a merger to which the Corporation is a party or a tender offer or exchange offer for Common Stock or other common stock into which the Series A Preferred Stock is then convertible.

“Depositary” means The Depository Trust Company (“DTC”) or its nominee or any successor depositary appointed by the Corporation.

“Dividend Payment Date” has the meaning set forth in Section 4(a) hereof.

“Dividend Period” has the meaning set forth in Section 4(c) hereof.

“Dividend Rate” has the meaning set forth in Section 4(a) hereof.

“Dividend Record Date” has the meaning set forth in Section 4(a) hereof.

“Dividend Threshold Amount” has the meaning set forth in Section 7(a)(v) hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Property” has the meaning set forth in Section 9(a) hereof.

“Ex-Date,” when used with respect to any issuance or distribution, on the Common Stock or any other securities, means the first date on which the Common Stock or such other securities trade without the right to receive the issuance or distribution.

“Holder” means the Person in whose name the shares of Series A Preferred Stock are registered on the books maintained by the Registrar (and not indirect Persons who hold only beneficial interests in the Preferred Stock registered in the street name of, or issued in book-entry form through, DTC), which may be treated by the Corporation, Transfer Agent, Registrar, paying agent and Conversion Agent as the absolute owner of the shares of Series A Preferred Stock for the purpose of making payment and settling conversions and for all other purposes.

“Junior Stock” means the Common Stock and any other class or series of capital stock of the Corporation that ranks junior to the Series A Preferred Stock either or both as to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or as to the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

“Liquidation Preference” has the meaning set forth in Section 10(b) hereof.

“Notice of Redemption” has the meaning set forth in Section 8(c) hereof.

“Parity Stock” means any class or series of capital stock of the Corporation hereafter authorized that ranks equally with the Series A Preferred Stock either or both as to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or as to the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

“Preferred Stock” means any and all series of preferred stock of the Corporation.

“Purchased Shares” has the meaning set forth in Section 7(a)(vi) hereof.

“Redemption Date” has the meaning set forth in Section 8(c) hereof.

“Redemption Price” has the meaning set forth in Section 8(a) hereof.

“Reorganization Event” has the meaning set forth in Section 9 hereof.

“Registrar” means such registrar for the Series A Preferred Stock appointed from time to time by the Corporation.

“Series A Preferred Stock” has the meaning set forth in Section 1 hereof.

“Stockholder Approval” means (i) such approval as may be required by the applicable rules and regulations of the Nasdaq Stock Market (or any successor entity) from the shareholders of the Corporation with respect to the issuance of shares in excess of 19.99% of the issued and outstanding Common Stock on the date hereof, and (ii) approval of the amendment of the Corporation’s Certificate of Incorporation to increase the number of authorized shares of Common Stock to permit full conversion of the Series A Preferred Stock on the Conversion Date.

“Spin-off’ means a transaction whereby the Corporation makes a distribution to all holders of shares of Common Stock consisting of capital stock of any class or series, or similar equity interests of, or relating to, a subsidiary or other business unit of the Corporation.

“Trading Day” for purposes of determining the Closing Price means a day on which the shares of Common Stock:

(a) are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and

(b) have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock.

“Transfer Agent” means such transfer agent for the Series A Preferred Stock appointed from time to time by the Corporation.

“Voting Preferred Stock” means any and all series of Preferred Stock that rank equally with Series A Preferred Stock as to the payment of dividends and upon which like voting rights have been conferred and are exercisable.

“VWAP” per share of the Common Stock on any Trading Day means the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “UCBH UQ <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the open of trading on the relevant Trading Day until the close of trading on the relevant Trading Day (or if such volume-weighted average price is unavailable, the market price of one share of the Common Stock on such Trading Days determined, using a volume-weighted average method, by a nationally recognized investment banking firm (unaffiliated with the Corporation) retained for this purpose by the Corporation).

Section 4. Dividends.

(a) Rate. Holders of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors of the Corporation or a duly authorized committee of the Board of Directors, in its sole discretion, out of funds legally available for payment of dividends under the Delaware General Corporation Law, non-cumulative cash dividends at the annual rate of 8.0% (the “Dividend Rate”) applied to the liquidation preference amount of $1,000 per share of Series A Preferred Stock. Such dividends shall be payable quarterly in arrears, but only when, as and if declared by the Board of Directors or a duly authorized committee of the Board of Directors, on each March 31, June 30, September 30 and December 31 of each year (each, a “Dividend Payment Date”), commencing on December 31, 2008; provided that if any such Dividend Payment Date would otherwise occur on a day that is not a Business Day, such Dividend Payment Date shall instead be (and any dividend payable on Series A Preferred Stock on such Dividend Payment Date shall instead be payable on) the next succeeding Business Day with the same force and effect as if made on the original Dividend Payment Date, and no additional dividends, interest or other amounts shall accrue on the amount so payable from such date to such next succeeding Business Day. Dividends that are payable on the Series A Preferred Stock on any Dividend Payment Date shall be payable to holders of record of Series A Preferred Stock as they appear on the stock register of the Corporation on the applicable record date, which shall be the fifteenth (15th) calendar day immediately preceding such Dividend Payment Date or such other record date fixed by the Board of Directors or a duly authorized committee of the Board of Directors that is not more than sixty (60) calendar days nor less than ten (10) calendar days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

(b) Non-Cumulative Dividends. Dividends on the Series A Preferred Stock shall not be cumulative. Holders of Series A Preferred Stock shall not be entitled to receive any dividends not declared by the Board of Directors or a duly authorized committee of the Board of Directors, and no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend not so declared. If the Board of Directors, or a duly authorized committee of the Board of Directors, does not declare a dividend on the Series A Preferred Stock to be payable in respect of any Dividend Period (defined below) before the related Dividend Payment Date, such dividend will not accrue and the Corporation will have no obligation to pay a dividend for that Dividend Period on the Dividend Payment Date or at any future time, whether or not dividends on the Series A Preferred Stock are declared for any future Dividend Period. Holders of Series A Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on the Series A Preferred Stock as specified in this Section 4.

(c) Dividend Period. A dividend period (a “Dividend Period”) is the period from and including a Dividend Payment Date (other than the initial Dividend Period, which shall commence on and include the date of original issue of the Series A Preferred Stock, provided that, for any share of Series A Preferred Stock issued after such original issue date, the initial Dividend Period for such shares may commence on and include such other date as the Board of Directors or a duly authorized committee of the Board of Directors shall determine and publicly disclose) to but excluding the next succeeding Dividend Payment Date, whether or not dividends have been paid on the prior Dividend Payment Date. Dividends payable on the Series A Preferred Stock in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve (12) thirty (30)-day months. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward. Dividends payable in respect of a Dividend Period shall be payable in arrears (i.e., on the first Dividend Payment Date after such Dividend Period).

(d) Dividend Stopper. So long as any share of Series A Preferred Stock remains outstanding, unless the full dividends for the most recent Dividend Payment Date on all outstanding shares of Series A Preferred Stock and Parity Stock that ranks equally as to the payment of dividends have been paid, or declared and a sum sufficient for the payment thereof has been set aside for future payment, (1) no dividend shall be declared and paid or set aside for payment and no distribution shall be declared and made or set aside for payment on any Junior Stock that ranks junior as to the payment of dividends (other than a dividend payable solely in shares of Junior Stock), and (2) no shares of Junior Stock that ranks junior as to the payment of dividends shall be purchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than (a) as a result of a reclassification of Junior Stock for or into other Junior Stock or the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock, (b) repurchases in support of the Corporation’s employee benefit and compensation programs and (c) through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock). Subject to the following sentence, for so long as any shares of Series A Preferred Stock remain outstanding, no dividends shall be declared or paid or set aside for payment on any Parity Stock that ranks equally as to the payment of dividends for any period unless full dividends on all outstanding shares of Series A Preferred Stock for the then-current Dividend Period have been paid in full or declared and a sum sufficient for the payment thereof set aside for all outstanding shares of Series A Preferred Stock. To the extent the Corporation declares dividends on the Series A Preferred Stock and on any Parity Stock that ranks equally as to the payment of dividends but has insufficient funds to, or otherwise does not, make full payment of such declared dividends, the Corporation will allocate the dividend payments on a pro rata basis among the holders of the shares of Series A Preferred Stock and the holders of any Parity Stock that ranks equally as to the payment of dividends then outstanding. For purposes of calculating the pro rata allocation of partial dividend payments, the Corporation will allocate those payments so that the respective amounts of those payments bear the same ratio to each other as all accrued and unpaid dividends per share on the Series A Preferred Stock and all Parity Stock that ranks equally as to the payment of dividends bear to each other. The Corporation is not obligated to and shall not pay Holders of the Series A Preferred Stock any dividend in excess of the dividends on the Series A Preferred Stock that are payable as described herein. Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any Junior Stock from time to time out of any assets legally available therefor, and the shares of Series A Preferred Stock shall not be entitled to participate in any such dividend.

Section 5. Mandatory Conversion. Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock at the Applicable Conversion Rate (subject to the conversion procedures set forth in Section 6 hereof), subject to anti-dilution adjustments as set forth herein, on October 31, 2011 (the “Conversion Date”).

Section 6. Conversion Procedures.

(i) Effective immediately prior to the close of business on the Conversion Date, dividends shall no longer be declared on any converted shares of Series A Preferred Stock, and such shares of Series A Preferred Stock shall cease to be outstanding, in each case, subject to the right of Holders to receive any declared and unpaid dividends on such shares and any other payments to which they are otherwise entitled pursuant to Section 9 or Section 12 hereof as applicable.

(ii) Prior to the close of business on the Conversion Date, shares of Common Stock issuable upon conversion of, or other securities issuable upon conversion of, any shares of Series A Preferred Stock shall not be deemed outstanding for any purpose, and Holders shall have no rights with respect to the Common Stock or other securities issuable upon conversion (including voting rights, rights to respond to tender offers for the Common Stock and rights to receive any dividends or other distributions on the Common Stock or other securities issuable upon conversion) by virtue of holding shares of Series A Preferred Stock.

(iii) Shares of Series A Preferred Stock not issued or which have been duly issued and converted in accordance with the terms hereof, or otherwise redeemed, purchased or reacquired by the Corporation, will resume the status of authorized and unissued shares of preferred stock, undesignated as to series and available for future issuance. The Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of Series A Preferred Stock.

(iv) The Person or Persons entitled to receive the Common Stock and/or other securities then issuable upon conversion of Series A Preferred Stock shall be treated for all purposes as the record holder(s) of such shares of Common Stock and/or securities as of the close of business on the Conversion Date. In the event that a Holder shall not by written notice designate the name in which shares of Common Stock and/or cash, securities or other property (including payments of cash in lieu of fractional shares) to be issued or paid upon conversion of shares of Series A Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Corporation shall be entitled to register and deliver such shares, and make such payment, in the name of the Holder and in the manner shown on the records of the Corporation or, in the case of global certificates, through book-entry transfer through the Depositary.

(v) Conversion into shares of Common Stock will occur on the Conversion Date as follows:

On the Conversion Date, certificates representing shares of Common Stock and/or other securities then issuable upon conversion of Series A Preferred Stock shall be issued and delivered to Holders or their designee upon presentation and surrender of the certificate revidencing the Series A Preferred Stock to the Conversion Agent if shares of the Series A Preferred Stock are held in certificated form, and, if required by the Conversion Agent, the furnishing of appropriate endorsements and transfer documents and the payment of all transfer and similar taxes. If a Holder’s interest is a beneficial interest in a global certificate representing Series A Preferred Stock, a book-entry transfer through the Depositary will be made by the Conversion Agent upon compliance with the Depositary’s procedures for converting a beneficial interest in a global security.

(vi) Notwithstanding anything herein to the contrary, if the Corporation has not previously obtained Stockholder Approval, then on the Conversion Date only such number of shares of Series A Preferred Stock shall be converted as are convertible into 2,943,741 shares of Common Stock, which number shall be subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after the date hereof (such number of shares, the “Issuable Maximum”). Each Person entitled to receive shares of Common Stock upon conversion shall be entitled to a portion of the Issuable Maximum equal to the product of (I) the Issuable Maximum, and (II) the quotient obtained by dividing (x) the number of shares of Series A Preferred Stock held by such Person by (y) the aggregate number of shares of Series A Preferred Stock issued on the date hereof.

(vii) Notwithstanding anything herein to the contrary, the Corporation will not effect any conversion pursuant to this Certificate of Designations to the extent that after giving effect to such conversion, the Holder, together with any affiliate thereof, would beneficially own (as determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder) in excess of 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to such conversion. The provisions of this Section may be waived by a Holder (but only as to itself and not to any other Holder) upon not less than sixty five (65) days prior notice to the Corporation. Other Holders shall be unaffected by any such waiver.

Section 7. Anti-dilution Adjustments.

(a) The Conversion Rate shall be subject to the following adjustments.

(i) Stock Dividend Distributions. If the Corporation pays dividends or other distributions on the Common Stock in shares of Common Stock, then the Conversion Rate in effect immediately following the record date for such dividend or distribution shall be multiplied by the following fraction:

OS1
OS0

where

OS1=
the sum of the number of shares of Common Stock outstanding immediately prior to the record date for such dividend or distribution plus the total number of shares of Common Stock constituting such dividend; and

OS0=	the number of shares of Common Stock outstanding immediately prior to the record date for such dividend or distribution.

Notwithstanding the foregoing, no adjustment will be made for the issuance of the Common Stock as a dividend or distribution to all holders of Common Stock that is made in lieu of quarterly dividends or distributions to such holders, to the extent the value of such dividend or distribution does not exceed the Dividend Threshold Amount defined in Section 7(a)(v) below. For purposes of this paragraph, the amount of any dividend or distribution will equal the number of shares being issued multiplied by the average VWAP of the Common Stock over each of the five (5) consecutive Trading Days prior to the record date for such distribution.

(ii) Subdivisions, Splits, and Combination of the Common Stock. If the Corporation subdivides, splits, or combines the shares of Common Stock, then the Conversion Rate in effect immediately following the effective date of such share subdivision, split, or combination shall be multiplied by the following fraction:

OS1
OS0

where

OS1 =	the number of shares of Common Stock outstanding immediately after the opening of business on the effective date of such share subdivision, split, or combination; and

OS0 =	the number of shares of Common Stock outstanding immediately prior to the effective date of such share subdivision, split, or combination.

(iii) Issuance of Stock Purchase Rights. If the Corporation issues to all holders of the shares of Common Stock rights or warrants (other than rights or warrants issued pursuant to a dividend reinvestment plan or share purchase plan or other similar plans) entitling them, for a period of up to sixty (60) days from the date of issuance of such rights or warrants, to subscribe for or purchase the shares of Common Stock at less than the Current Market Price on the date fixed for the determination of stockholders entitled to receive such rights or warrants, then the Conversion Rate in effect immediately following the close of business on the record date for such distribution shall be multiplied by the following fraction:

OS0 + X
OS0 + Y

where

OS0 =	the number of shares of Common Stock outstanding at the close of business on the record date for such distribution;

X =	the total number of shares of Common Stock issuable pursuant to such rights or warrants; and

Y =	the number of shares of Common Stock equal to the quotient of the aggregate price payable to exercise such rights or warrants divided by the Current Market Price.

To the extent that such rights or warrants are not exercised prior to their expiration or shares of Common Stock are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, the Conversion Rate shall be readjusted to such Conversion Rate that would then be in effect had the adjustment made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of shares of Common Stock actually delivered. In determining the aggregate offering price payable for such shares of Common Stock, the Conversion Agent shall take into account any consideration received for such rights or warrants and the value of such consideration (which shall be determined by the Board of Directors if the consideration is in a form other than cash).

(iv) Debt or Asset Distributions. If the Corporation distributes to all holders of shares of Common Stock evidences of indebtedness, shares of capital stock (other than Common Stock) or other securities, or other assets (excluding any dividend or distribution referred to in Section 7(a)(i) or Section 7(a)(ii) hereof, any rights or warrants referred to in Section 7(a) (iii) hereof, any dividend or distribution paid exclusively in cash, any consideration payable in connection with a tender or exchange offer made by the Corporation or any of its subsidiaries, and any dividend of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit in the case of a Spin-off), then the Conversion Rate in effect immediately following the close of business on the record date for such distribution shall be multiplied by the following fraction:

SP0
SP0 – FMV

where

SP0 =	the Current Market Price per share of Common Stock on the Trading Day immediately preceding the Ex-Date; and

FMV=	the fair market value of the portion of the distribution applicable to one share of Common Stock on the Trading Day immediately preceding the Ex-Date as determined by the Board of Directors.

In the event of a Spin-off, the Conversion Rate shall be adjusted on the fourteenth (14th) Trading Day after the effective date of the distribution in the Spin-off by multiplying such Conversion Rate in effect immediately prior to such fourteenth (14th) Trading Day by the following fraction:

MP0 + MPS
MP0

Where

MP0 =the average of the VWAP of the Common Stock over each of the first ten (10) Trading Days commencing on and including the fifth (5th) Trading Day following the effective date of such Spin-off; and

MPS = the average of the VWAP of the capital stock or equity interests representing the portion of the distribution applicable to one (1) share of Common Stock over each of the first ten (10) Trading Days commencing on and including the fifth (5th) Trading Day following the effective date of such distribution, or, if not traded on a national or regional securities exchange or over-the-counter market, the fair market value of the capital stock or equity interests representing the portion of the distribution applicable to one share of Common Stock on such date as determined by the Board of Directors.

In the event that such distribution described in this Section 7(a)(iv) is not so made, the Conversion Rate shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend distribution had not been declared. If an adjustment to the Conversion Rate is required under this Section 7(a)(iv), delivery of any additional shares of Common Stock that may be deliverable upon conversion as a result of an adjustment required under this Section 7(a)(iv) shall be delayed to the extent necessary in order to complete the calculations provided for in this Section 7(a)(iv).

(v) Cash Distributions. If the Corporation makes a distribution consisting exclusively of cash to all holders of the Common Stock, excluding (a) any cash dividend on the Common Stock to the extent that the aggregate cash dividend per share of the Common Stock does not exceed $.10 in any fiscal quarter (the “Dividend Threshold Amount”), (b) any cash that is distributed in a Reorganization Event or as part of a Spin-off, (c) any dividend or distribution, in connection with the Corporation’s liquidation, dissolution, or winding up, and (d) any consideration payable in connection with a tender or exchange offer made by the Corporation or any of its subsidiaries, then in each event, the Conversion Rate in effect immediately following the record date for such distribution shall be multiplied by the following fraction:

SP0
SP0 – DIV

where

SP0 =  the VWAP per share of Common Stock on the Trading Day immediately preceding the Ex-Date; and

DIV =	the cash amount per share of Common Stock of the dividend or distribution, as determined pursuant to the following paragraph.

If an adjustment is required to be made as set forth in this Section 7(a)(v) as a result of a distribution (1) that is a regularly scheduled quarterly dividend, such adjustment shall be based on the amount by which such dividend exceeds the Dividend Threshold Amount or (2) that is not a regularly scheduled quarterly dividend, such adjustment shall be based on the full amount of such distribution.

The Dividend Threshold Amount is subject to adjustment on an inversely proportional basis any time the Conversion Rate is adjusted; provided, however that no adjustment shall be made to the Dividend Threshold Amount for any adjustment made to the Conversion Rate as described under this Section 7(a)(v).

In the event that such dividend or distribution described in this Section 7(a)(v) is not so made, the Conversion Rate shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(vi) Self-Tender Offers and Exchange Offers. If the Corporation or any of its subsidiaries successfully completes a tender or exchange offer for the Common Stock where the cash and the value of any other consideration included in the payment per share of the Common Stock exceeds the VWAP per share of the Common Stock on the Trading Day immediately succeeding the expiration of the tender or exchange offer, then the Conversion Rate in effect at the close of business on such immediately succeeding Trading Day shall be multiplied by the following fraction:

AC+ (SP0 x OS1)
OS0 x SP0

where

AC =	the aggregate cash and fair market value of the other consideration payable in the tender or exchange offer, as determined by the Board of Directors;

SP0 =	the VWAP per share of Common Stock on the Trading Day immediately succeeding the expiration of the tender or exchange offer;

OS1 =	the number of shares of Common Stock outstanding immediately after the expiration of the tender or exchange offer, less any Purchased Shares; and

OS0 =	the number of shares of Common Stock outstanding immediately prior to the expiration of the tender or exchange offer, including any shares validly tendered and not withdrawn (the “Purchased Shares”).

In the event that the Corporation, or one of its subsidiaries, is obligated to purchase shares of Common Stock pursuant to any such tender offer or exchange offer, but the Corporation, or such subsidiary, is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Rate shall be readjusted to be such Conversion Rate that would then be in effect if such tender offer or exchange offer had not been made.

Except as set forth in the preceding sentence, if the application of this Section 7(a)(vi) to any tender offer or exchange offer would result in a decrease in the Conversion Rate, no adjustment shall be made for such tender offer or exchange offer under this Section 7(a)(vi).

(vii) Rights Plans. To the extent that the Corporation has a rights plan in effect with respect to the Common Stock on any Conversion Date, upon conversion of any shares of the Series A Preferred Stock, Holders will receive, in addition to the shares of Common Stock, the rights under the rights plan, unless, prior to such Conversion Date, the rights have separated from the shares of Common Stock, in which case the Conversion Rate will be adjusted at the time of separation as if the Corporation had made a distribution to all holders of the Common Stock as described in Section 7(a)(vi) hereof, subject to readjustment in the event of the expiration, termination, or redemption of such rights.

(b) The Corporation may make such increases in the Conversion Rate, in addition to any other increases required by this Section 7, if the Corporation deems it advisable in order to avoid or diminish any income tax to holders of the Common Stock resulting from any dividend or distribution of shares of Common Stock (or issuance of rights or warrants to acquire shares of Common Stock) or from any event treated as such for income tax purposes or for any other reason.

(c) All adjustments to the Conversion Rate shall be calculated to the nearest 1/10,000th of a share of Common Stock. No adjustment in the Conversion Rate will be made unless such adjustment would require an increase or decrease of at least 1% therein; provided, however that any adjustments which by reason of this subparagraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

(i) No adjustment to the Conversion Rate shall be made if Holders may participate in the transaction that would otherwise give rise to an adjustment, as a result of holding the Series A Preferred Stock, without having to convert the Series A Preferred Stock, as if they held the full number of shares of Common Stock into which their shares of the Series A Preferred Stock may then be converted.

(ii) The Applicable Conversion Rate shall not be adjusted:

(A) upon the issuance of any shares of the Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Corporation’s securities and the investment of additional optional amounts in shares of Common Stock under any plan;

(B) upon the issuance of any shares of the Common Stock or rights or warrants to purchase those shares pursuant to any present or future employee, director, or consultant benefit plan or program of or assumed by the Corporation or any of its subsidiaries;

(C) upon the issuance of any shares of the Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date the shares of the Series A Preferred Stock were first issued;

(D) for a change in the par value or no par value of the Common Stock; or

(E) for accrued and unpaid dividends on the Series A Preferred Stock.

(d) Whenever the Conversion Rate is to be adjusted in accordance with Section 7(a) or Section 7(b) hereof, the Corporation shall: (i) compute the Conversion Rate in accordance with Section 7(a) or Section 7(b) hereof, taking into account the 1% threshold set forth in Section 7(c) hereof, if applicable, and prepare and transmit to the Transfer Agent an officer’s certificate setting forth the Conversion Rate, the method of calculation thereof in reasonable detail, and the facts requiring such adjustment and upon which such adjustment is based; (ii) as soon as practicable following the occurrence of an event that requires an adjustment to the Conversion Rate pursuant to Section 7(a) or Section 7(b) hereof, taking into account the 1% threshold set forth in Section 7(c) hereof, if applicable (or if the Corporation is not aware of such occurrence, as soon as practicable after becoming so aware), provide, or cause to be provided, a written notice to the Holders of the occurrence of such event; and (iii) as soon as practicable following the determination of the revised Conversion Rate in accordance with Section 7(a) or Section 7(b) hereof, provide, or cause to be provided, a written notice to the Holders setting forth in reasonable detail the method by which the adjustment to the Conversion Rate was determined and setting forth the revised Conversion Rate.

Section 8. Redemption at the Corporation’s Option.

(a) On or after April 30, 2009, and prior to the close of business on November 1, 2010, the Corporation may, at its option, subject to any necessary prior approval of the Federal Reserve Board, at any time or from time to time, redeem all of the Series A Preferred Stock at the redemption price per share of $1,100 (“Redemption Price”), plus all accrued and unpaid dividends through the Redemption Date (as defined below). The Corporation will provide notice of its election to redeem the shares of Series A Preferred Stock, in the manner set forth below.

(b) If the Corporation elects to redeem less than all of the Series A Preferred Stock to be redeemed under this Section 8(a)(i) hereof, the Conversion Agent will select the Series A Preferred Stock to be redeemed by lot, or on a pro rata basis or by another method the Conversion Agent considers fair and appropriate, including any method required by DTC or any successor depositary (so long as such method is not prohibited by the rules of any stock exchange or quotation association on which the Series A Preferred Stock is then traded or quoted).

(c) If the Corporation elects to redeem Series A Preferred Stock as described in this Section 8, the Corporation shall provide notice of such redemption by first class mail to each Holder of record for the shares of Series A Preferred Stock to be redeemed (such notice a “Notice of Redemption”) or issue a press release for publication and make this information available on its website. The Redemption Date shall be a date selected by the Corporation (the “Redemption Date”), and the Notice of Redemption must be mailed, or the Corporation must issue the press release, not more than twenty (20) days or less than ten (10) days prior to the Redemption Date. In addition to any information required by applicable law or regulation, the Notice of Redemption or press release shall state, as appropriate:

(i) the Redemption Date;

(ii) the aggregate number of shares of Series A Preferred Stock to be redeemed and, if less than all of the shares of Series A Preferred Stock are to be redeemed, the percentage of shares of Series A Preferred Stock to be redeemed; and

(iii) the dollar amount to be paid upon redemption of each share of Series A Preferred Stock.

Section 9. Reorganization Events.

(a) In the event of:

(i) the Corporation’s consolidation or merger with or into another Person, in each case pursuant to which the Common Stock will be converted into cash, securities, or other property of the Corporation or another Person;

(ii) any sale, transfer, lease, or conveyance to another Person of all or substantially all of the Corporation’s property and assets, in each case pursuant to which the Common Stock will be converted into cash, securities, or other property; or

(iii) any statutory exchange of the Corporation’s securities with another Person (other than in connection with a merger or acquisition);

(any such event specified in this Section 9(a), a “Reorganization Event”), each share of Series A Preferred Stock outstanding immediately prior to such Reorganization Event shall, without the consent of Holders, become convertible into the kind and amount of securities, cash, and other property or assets that a holder (that was not the counterparty to the Reorganization Event or an affiliate of such other party) of a number of shares of Common Stock equal to the Conversion Rate per share of Series A Preferred Stock prior to such Reorganization Event would have owned or been entitled to receive upon such Reorganization Event (such securities, cash, and other property or assets, the “Exchange Property”).

(b) For purposes of Section 9(a) hereof, the kind and amount of Exchange Property that a holder of Common Stock would have owned or been entitled to receive upon a Reorganization Event, determined based in part upon any form of stockholder election, will be deemed to be (i) the weighted average of the kinds and amounts of Exchange Property received by the holders of Common Stock that affirmatively make such an election or (ii) if no holders of Common Stock affirmatively make such an election, the weighted average of the kinds and amount of exchange property actually received by such holders. On each Conversion Date following a Reorganization Event, the Conversion Rate then in effect will be applied to the value on such Conversion Date of the securities, cash, or other property received per share of Common Stock, determined as set forth above. The amount of Exchange Property receivable upon conversion of any Series A Preferred Stock in accordance with Section 5 hereof shall be determined based upon the then Applicable Conversion Rate.

(c) The provisions of Section 9(a) and 9(b) hereof shall similarly apply to successive Reorganization Events and the provisions of Section 7 hereof shall apply to any shares of capital stock of the Corporation (or any successor) received by the holders of the Common Stock in any such Reorganization Event.

(d) The Corporation (or any successor) shall, within twenty (20) days of the occurrence of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 9.

Section 10. Liquidation Rights.

(a) Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Series A Preferred Stock and any Parity Stock that ranks equally as to the distribution of assets on any liquidation, dissolution or winding up of the Corporation shall be entitled to receive, out of the assets of the Corporation or proceeds thereof(whether capital or surplus) available for distribution to stockholders of the Corporation, and after satisfaction of all liabilities and obligations to creditors of the Corporation, if any, and before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other Junior Stock ranking junior as to such a distribution to the Series A Stock and any Parity Stock, a liquidating distribution in an amount equal to $1,000 per share of Series A Preferred Stock, together with an amount equal to all dividends, if any, that have been declared but not paid prior to the date of payment of such distribution, but without any amount in respect of dividends that have not been declared prior to such payment date.

(b) Partial Payment. If in any distribution described in Section 10(a) hereof the assets of the Corporation or proceeds thereof are not sufficient to pay the Liquidation Preferences (as defined below) in full to all holders of Series A Preferred Stock and all holders of any Parity Stock that ranks equally as to such distribution, the amounts paid to the holders of Series A Preferred Stock and to the holders of all such other Parity Stock shall be paid pro rata in accordance with the respective aggregate Liquidation Preferences of the holders of Series A Preferred Stock and the holders of all such other Parity Stock. In any such distribution, the “Liquidation Preference” of any holder of Series A Preferred Stock or any Parity Stock that ranks equally as to such distribution shall mean the amount otherwise payable to such holder in such distribution (assuming no limitation on the assets of the Corporation available for such distribution), including an amount equal to any declared but unpaid dividends (and any unpaid, accrued cumulative dividends in the case of any holder of such Parity Stock on which dividends accrue on a cumulative basis, if any). Holders of the Series A Preferred Stock shall not be entitled to any other amounts from the Corporation after such holders have received their Liquidating Preference in full pursuant to this Section 10.

(c) Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Series A Preferred Stock and all holders of any Parity Stock, the holders of other stock of the Corporation shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.

(d) Merger, Consolidation and Sale of assets Not Liquidation. For purposes of this Section 10, a merger or consolidation of the Corporation with or into any other entity, including a merger or consolidation in which the holders of Series A Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

Section 11. Voting Rights.

(a) General. The holders of Series A Preferred Stock shall not have any voting rights except as set forth in this Section 11 or as otherwise from time to time required by law.

(b) Voting Rights. So long as any shares of Series A Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Corporation’s Certificate of Incorporation, the vote or consent of the holders of at least 66-2/3% of the shares of Series A Preferred Stock and any Voting Preferred Stock then outstanding (subject to the last paragraph of this Section 11(b)) at the time outstanding and entitled to vote thereon, voting together as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i) Authorization of Senior Stock. Any amendment or alteration of the Certificate of Incorporation or of this Certificate of Designations to authorize or create, or to increase the authorized amount of, any specific class or series of capital stock of the Corporation ranking senior to the Series A Preferred Stock with respect to either or both the payment of dividends or the distribution of assets on any liquidation, dissolution or winding up of the Corporation; or

(ii) Amendment of Series A Preferred Stock. Any amendment, alteration or repeal of any provision of the Certificate of Incorporation or of this Certificate of Designations so as to materially and adversely affect the special rights, preferences, privileges or voting powers of the Series A Preferred Stock, taken as a whole;

provided, however that for all purposes of this Section 11(b), (1) any increase in the amount of the Corporation’s authorized but unissued shares of Preferred Stock, (2) any increase in the amount of the Corporation’s authorized or issued Series A Preferred Stock, (3) the creation and issuance, or an increase in the authorized or issued amount, of other series of Preferred Stock ranking equally with or junior to the Series A Preferred Stock either or both with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon the liquidation, dissolution or winding up of the Corporation, will not be deemed to materially and adversely affect the special rights, preferences, privileges or voting powers of the Series A Preferred Shares.

The Series A Preferred Stock shall rank at least equally with any other series of Preferred Stock that may be issued (except for any senior series that may be issued with the requisite consent of the holders of the Series A Preferred Stock), and will rank senior to the shares of Common Stock and any other stock that ranks junior to the Series A Preferred Stock, either or both with respect to the payment of dividends and/or the distributions of assets upon liquidation, dissolution or winding up of the Corporation.

If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation specified in this Section 11(b) would materially and adversely affect one or more but not all series of Voting Preferred Stock (including the Series A Preferred Stock for the purpose of this paragraph), then only the series of Voting Preferred Stock materially and adversely affected and entitled to vote shall vote as a class in lieu of all other series of Voting Preferred Stock.

(c) Change for Clarification. Without the consent of the holders of the Series A Preferred Stock, so long as such action does not adversely affect the special rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, of the Series A Preferred Stock, the Corporation may amend, alter, supplement or repeal any terms of the Series A Preferred Stock:

(i) to cure any ambiguity, or to cure, correct or supplement any provision contained in this Certificate of Designations that may be ambiguous, defective or inconsistent; or

(ii) to make any provision with respect to matters or questions relating to the Series A Preferred Stock that is not inconsistent with the provisions of this Certificate of Designations.

(d) Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Series A Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board of Directors or a duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Certificate of Incorporation, the Bylaws, applicable law and any national securities exchange or other trading facility on which the Series A Preferred Stock is listed or traded at the time. Whether the vote or consent of the holders of a plurality, majority or other portion of the shares of Series A Preferred Stock and any Voting Preferred Stock has been cast or given on any matter on which the holders of shares of Series A Preferred Stock are entitled to vote shall be determined by the Corporation by reference to the specified liquidation preference amounts of the Series A Preferred Stock and such other Voting Preferred Stock voted or covered by the consent.

Section 12. Fractional Shares.

(a) No fractional shares of Common Stock will be issued to holders of Series A Preferred Stock upon any conversion of shares of Series A Preferred Stock.

(b) In lieu of any fractional share of Common Stock otherwise issuable in respect of the aggregate number of shares of Series A Preferred Stock of any holder that are converted, that holder will be entitled to receive an amount in cash, computed to the nearest whole cent, equal to the same fraction of the Closing Price per share of Common Stock determined as of the second (2nd) Trading Day immediately preceding the Conversion Date. If more than one (1) share of the Series A Preferred Stock is surrendered for conversion at one time by or for the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock so surrendered.

Section 13. Reservation Of Common Stock.

(a) The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock or shares held in the treasury by the Corporation, solely for issuance upon the conversion of shares of Series A Preferred Stock as provided in this Certificate of Designations, free from any preemptive or other similar rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series A Preferred Stock then outstanding, at the Applicable Conversion Rate subject to obtaining Shareholder Approval and subject to adjustment as described under Section 7 hereof. For purposes of this Section 13(a), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of Series A Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.

(b) Notwithstanding the foregoing, the Corporation shall be entitled to deliver upon conversion of shares of Series A Preferred Stock, as herein provided, shares of Common Stock acquired by the Corporation (in lieu of the issuance of authorized and unissued shares of Common Stock), so long as any such acquired shares are free and clear of all liens, charges, security interests or encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(c) All shares of Common Stock delivered upon conversion of the Series A Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(d) Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Series A Preferred Stock, the Corporation shall use its reasonable best efforts to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

(e) The Corporation hereby covenants and agrees that, if at any time the Common Stock shall be listed on the NASDAQ Stock Market or any other national securities exchange or automated quotation system, the Corporation shall, if permitted by the rules of such exchange or automated quotation system, list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, all the Common Stock issuable upon conversion of the Series A Preferred Stock; provided, however, that if the rules of such exchange or automated quotation system permit the Corporation to defer the listing of such Common Stock until the first conversion of Series A Preferred Stock into Common Stock in accordance with the provisions hereof, the Corporation covenants to list such Common Stock issuable upon conversion of the Series A Preferred Stock in accordance with the requirements of such exchange or automated quotation system at such time.

Section 14. Record Holders. To the fullest extent permitted by applicable law, the Corporation and the Transfer Agent for the Series A Preferred Stock may deem and treat the record holder of any share of Series A Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

Section 15. Notices. All notices or communications in respect of Series A Preferred Stock shall be sufficiently given if given in writing and delivered in person or by certified or registered first class mail, return receipt requested, postage prepaid, if to the Corporation at the Corporation’s principal executive office to the attention of the Corporate Secretary, and if to a Holder at the holder’s address on file with the Corporation or the Transfer Agent, or if given in such other manner as may be permitted in this Certificate of Designations, in the Certificate of Incorporation or Bylaws or by applicable law.

Section 16. No Preemptive Rights. No share of Series A Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

Section 17. Other Rights. The shares of Series A Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof other than as set forth in herein or in the Certificate of Incorporation or as provided by applicable law.

Section 18. Preemption. The Holders of Series A Preferred Stock shall not have any rights of preemption hereunder or by virtue of holding shares of Series A Preferred Stock.

Section 19. Rank. Notwithstanding anything set forth in the Corporation’s Amended and Restated Certificate of Incorporation or this Certificate of Designations to the contrary, the Board of Directors, the Committee or any authorized committee of the Board of Directors, without the vote of the Holders of the Series A Preferred Stock, may authorize and issue additional shares of Junior Stock or Parity Stock.

Section 20. Repurchase. Subject to the limitations imposed herein, the Corporation may purchase and sell shares of Series A Preferred Stock from time to time to such extent, in such manner, and upon such terms as the Board of Directors or any duly authorized committee of the Board of Directors may determine; provided, however, that the Corporation shall not use any of its funds for any such purchase when there are reasonable grounds to believe that the Corporation is, or by such purchase would be, rendered insolvent.

Section 21. No Sinking Fund. Shares of Series A Preferred Stock are not subject to the operation of a sinking fund.